Exhibit 107
Calculation of Filing Fee Tables
424B7
(Form Type)
Biohaven Ltd.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title (1)	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to be Paid	Equity	Common Shares, no par value	457(r)	45,883	$58.51(1)	$2,684,614.33	0.00014760	$396.25
Fees Previously Paid	—	—	—	—	—	—	—	—
Carry Forward Securities
Carry Forward Securities	—	—	—	—	—	—	—	—
	Total Offering Amounts					$2,684,614.33		$396.25
	Total Fees Previously Paid							-
	Total Fee Offsets							-
	Net Fee Due							$396.25
(1) Estimated solely for purposes of calculating the registration fee in accordance with Rules 457(c) and 457(r) of the Securities Act of 1933, as amended, and based upon the average of the high and low sales price of a share of the Registrant’s common shares, as reported by the New York Stock Exchange on March 6, 2024.